Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF HERCULES OFFSHORE, INC.

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b)(21) of Regulation S-K:

Hercules Liftboat Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Hercules Offshore, Inc.

Hercules Drilling Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Hercules Offshore, Inc.

Hercules Liftboat Company, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Hercules Offshore, Inc.

Hercules Drilling Company, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Hercules Offshore, Inc.